October 26, 1998




Noel J. Guillama
President
Metropolitan Health Networks, Inc.
5100 Town Center Circle, Suite 560
Boca Raton, FL 33486-1008


Dear Mr. Guillama:


This is written confirmation of my resignation as an officer and director of Metropolitan Health Networks, Inc. (the "Company"). I attended the last board meeting of the Company on Friday, October 9, 1998 telephonically. At the end of that meeting, I informed you and all who were in attendance of my resignation, although I would continue on in my capacity as medical director of the MRI Scan Center.

Please make certain that the corporate records accurately reflect that as of October 9, 1998, I was no longer an officer or director of the Company.


Sincerely,


/s/ Robert L. Kagan, M.D.
-------------------------
    Robert L. Kagan, M.D.